DISTRIBUTION AGREEMENT

IS DISTRIBUTION AGREEMENT ("Agreement"), entered into as of this 12th day of May, 2008 is by and among NATIONWIDE LIFE INSURANCE

COMPANY OF AMERICA and NATIONWIDE LIFE AND ANNUITY COMPANY OF AMERICA (collectively referred to herein as "NW"), on their behalf and on behalf of the separate accounts that are more particularly described below, and 1717 CAPITAL MANAGEMENT COMPANY ("Distributor").

WITNESSETH:

WHEREAS, Distributor is a registered broker-dealer that engages in the distribution and promotes the sale of variable insurance products; and

WHEREAS, NW desires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter and distributor.

NOW, THEREFORE, in consideration of their mutual promises, NW and Distributor hereby agree as follows:

1.. Definitions

a.
Contracts — The class or classes of variable insurance products that are issued and administered by NW as in effect at the time this Agreement is executed, and such other classes of variable insurance products that may in the future be issued and administered by NW, including any riders to such contracts and any other contracts offered in connection therewith. For this purpose and under this Agreement generally, a "class of Contracts" shall mean those Contracts issued by NW on the same policy form or forms and covered by the same Registration Statement.

b.
Registration Statement — At any time that this Agreement is in effect, each currently effective registration statement filed with the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 8 of this Agreement, the term "Registration Statement" means any document that is or at any time was a Registration Statement within the meaning of this Section 1.b.

c.
Prospectus — The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term "Prospectus" shall refer to the prospectus and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 8 of this Agreement, the term "any Prospectus" means any document that is or at any time was a Prospectus within the meaning of this Section 1.c.

d.	Fund — An investment company in which a Variable Account invests.

e.
Variable Account — A separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 10.b of this Agreement.

f.	1933 Act — The Securities Act of 1933, as amended.

g.	1934 Act — The Securities Exchange Act of 1934, as amended.

h.	1940 Act — The Investment Company Act of 1940, as amended.

i.	SEC — The Securities and Exchange Commission.

j.	FINRA — The Financial Industry Regulatory Authority

k.	Regulations — The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act , the 1940 Act in effect at the time this Agreement is executed or thereafter promulgated.

1. NASD Rules — The rules that are applicable to members of FINRA, including but not limited to the NASD Conduct Rules. Such rules do not include New York Stock Exchange Rules that FINRA has incorporated.

m. Representative — When used with reference to Distributor, an individual who is registered as a principal or representative of Distributor.

II. Application — An application for a Contract.

o. Premium — A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

p.
Selling Firm — A FINRA registered broker-dealer that also holds appropriate state securities registration(s) that has agreed to participate in the distribution of the Contracts by entering into a written selling agreement with Distributor and NW ("Selling Agreement"). Such Selling Agreement is more particularly described in Section 3 of this Agreement.

q.	Selling Firm Representative — An individual registered as a Principal or Registered Representative as defined by NASD Conduct Rules and Membership Rules, of such Selling Firm.

Applicant — individual(s), organization(s) or trusts who decide to purchase a Contract.

2. Authorizations and Appointment

a.
Scope of Authority. NW hereby authorizes Distributor on a non-exclusive agency basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act, the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. Distributor shall actively discharge its duties and responsibilities under this Agreement on a continuous basis while the Registration Statements for the Contracts remain effective. Distributor shall use its best efforts to promote and market the Contracts actively subject to compliance with applicable laws, rules and regulations, including NASD Rules. However, Distributor shall not be obligated to sell any Contracts. NW and Distributor agree that Distributor may distribute variable insurance products and other investment products for other companies, subject to the terms and conditions of its Membership Agreement with FINRA.

b.
Limitations on Authority. Distributor shall act as an independent contractor and neither Distributor nor its agents, officers or employees shall be deemed to be agents, officers or employees of NW based upon their activities in connection with the sale of the Contracts hereunder. Distributor and its Representatives shall not have authority, on behalf of NW to:

•	make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract;
•	waive any Contract forfeiture provision;
•	extend the time of paying any Premium; or
•	receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums, in the same manner in which they were received, to NW).
          Distributor shall not expend, nor contract for the expenditure of, the funds of NW. Distributor shall not possess or exercise any authority on behalf of NW other than that expressly conferred on Distributor by this Agreement. Distributor acknowledges and agrees that NW shall have the right at any time to suspend or limit the public offering of the Contracts.

3. Distribution Activities

a.
Representations, Warranties and Covenants of Distributor. Distributor represents and warrants to NW that Distributor is, and covenants that it shall remain during the term of this Agreement: (i) registered as a broker-dealer under the 1934 Act; (ii) a member in good standing with FINRA; (iii) duly registered under applicable state securities laws; (iv) in compliance with Section 9(a) of the 1940 Act; and (v) otherwise qualified to conduct the distribution activities described in this Agreement

b.
Selling Finns. Subject to NW's prior approval, NW authorizes Distributor to enter into Selling Agreements, on such terms and conditions that are consistent with this Agreement, with one or more Selling Firms that agree to participate in the solicitation of sales of the Contracts. NW shall join Distributor as a party to such Selling Agreements. Selling Firms shall be registered as a broker-dealer under the 1934 Act and as a member of FINRA. Distributor shall take reasonable steps to ensure that any Selling Firm and its Selling Firm Representatives soliciting applications for Contracts are duly and appropriately licensed and registered to engage in the sale of such Contracts under all applicable securities and insurance laws, rules and regulations prior to the execution of a Selling Agreement. Distributor shall be responsible for investigating the background of any Selling Firm prior to entering into any Selling Agreement and shall inform NW of its findings.

Distributor and NW agree to include within such Selling Agreement provisions reasonably designed to ensure that:

(i) Activities of Selling Firm and Selling Firm Representatives related to sales of Contracts are in compliance with applicable laws, rules and regulations;

(ii) Selling Firm properly supervises their Selling Firm Representatives in accordance with applicable laws, rules and regulations;

(iii) Selling Firm indemnifies NW and Distributor for the acts or omissions of Selling Finn Representatives insofar as they relate to their solicitation activities related to sales of the Contracts; and

(iv) Selling Firm adheres to transaction processing policies established by NW and Distributor.

NW or Distributor reserves the right, in its discretion, to terminate its Selling Agreement with a Selling Firm, at any time and shall promptly notify each other when such an event occurs.

c.Representatives. No Representative or Selling Firm Representative shall solicit a sale of a Contract unless at the time of solicitation such individual is duly:
(i) registered with FINRA;
(ii) registered with state securities divisions, as appropriate;
(iii) licensed with all applicable state insurance departments under the insurance laws of each jurisdiction, as appropriate; and

(iv) appointed as an insurance agent of NW in accordance with applicable laws, rules and regulations governing appointments.

(1)
Appointment by NW. NW shall take all actions necessary to effect the appointment of Representatives and. Selling Firm Representative as may from time to time be identified by Distributor as qualified to serve as insurance agents of NW. NW reserves the right, in its reasonable discretion, to (i) refuse to appoint any Representative or Selling Firm Representative, (ii) refuse to renew any such appointment or (iii) terminate any appointment, consistent with its duties and responsibilities under applicable laws, rules and regulations. NW shall forward all appointment forms and applications to the appropriate state insurance department.

NW shall maintain appointment files pertaining to appointed Representatives and Selling Firm Representatives. Distributor shall have access to such appointment files as needed.

(2)
Distributor Due Diligence. Distributor shall not employ, or permit to be associated with it, in any material connection with the Contracts or the handling of Contract assets, any Representative who, to the knowledge of Distributor, is subject to statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act and Article HI, Section 4 of the FINRA By-Laws. Distributor shall investigate the background of each registered broker- dealer that has been proposed to Distributor or NW as a prospective Selling Firm under a Selling Agreement. In the event Distributor determines that any such broker-dealer has a background that calls into question its ability to properly carry out its duties and responsibilities under a Selling Agreement, Distributor shall report such information to NW, at which time the parties shall jointly determine whether and when a Selling Agreement can be entered into with such broker-dealer.

(3)
Supervision or Representatives by Distributor. Distributor is responsible for supervising the activities of any Representative and for ensuring that Representatives are properly registered, licensed and in compliance with all applicable federal or state laws, rules and regulations and all relevant rules and procedures of NW provided in writing by NW.

d.Distribution Activities. All distribution activities engaged in by Distributor and its Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, with NASD Rules, as well as with all applicable insurance laws and regulations, including any laws and regulations related to suitability, any other applicable federal or state law, rule, or regulation, and any of the policies and procedures that NW may issue from time to time. In particular, without limiting the generality of the foregoing:

(1)
Distributor shall train, supervise and be solely responsible for the conduct of Representatives with regard to their distribution activities, and shall supervise their compliance with applicable laws, rules and regulations of any insurance or securities regulatory agencies or self-regulatory organizations that have jurisdiction over variable insurance product activities.

(2)	NW shall be responsible for providing training to Representatives regarding the-product features and benefits of all Contracts offered through NW.

(3)
Neither Distributor nor any Representative shall offer, attempt to offer, or solicit Applications for, the Contracts, in any state or other jurisdiction unless NW has notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

(4)
Neither Distributor nor any Representative shall give any information or make any representation with respect to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus and the statement of additional information for such class of Contracts, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current advertising materials for such class of Contracts authorized by NW.

(5)
Distributor and all Representatives agree to distribute and sell Contracts in accordance with the market timing and frequent trading policies of the Variable Accounts as stated in the then-currently effective Prospectus and statement of additional information for Contracts.

e.Suitability. Distributor shall, as applicable, require Selling Firms to review and determine whether Contracts tendered by Selling Firm or Selling Fiuu

Representative are deemed suitable in accordance with suitability standards, including Rules 2310 and 2821 of the NASD Conduct Rules and interpretations and guidance relating thereto, those established by law, rule or regulation (including variable insurance regulations adopted by states where the Contracts are sold), as well as any standards that may be established by mutual agreement of NW and Distributor from time to time. While not limited to the following, a determination of suitability shall be based on information furnished by an

Applicant after reasonable inquiry of the Applicant concerning financial status (including occupation, marital status, age, number of dependents, and risk tolerance), retirement needs, reasons for purchasing a Contract, investment sophistication and experience, liquid net worth, other securities holdings, other investments and savings, annual income, financial situation and needs, insurance and investment objectives, investment time horizon, tax status, and the likelihood that Applicant will continue to make any premium payments contemplated by the Contract applied for and will keep the Contract in force for a sufficient period of time.

4.           Prospectuses, Registration Statements, Contract Forms and Marketing Materials

a.Preparation and Filing of Prospectuses, Registration Statements and Contract
Forms. NW shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, for preparing the Prospectuses, Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. NW agrees to forward to Distributor copies of any and all amendments to the Registration Statement.

b.         Notification by NW. NW agrees to advise Distributor immediately of

(1)	Any request by the SEC (i) for amendment of the Registration Statement or (ii) for additional information that NW determines is material to Distributor;

(2)	The issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and

(3)
The occurrence of any material event, if known by NW, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

c.Preparation and Filing of Sales Materials. NW and Distributor shall together be responsible for the design, development and preparation of all promotional, sales, and advertising material relating to the Contracts, subject to review and written approval by Distributor of such material and documents in accordance with applicable NASD Conduct Rules pertaining to sales literature and advertising. A separate writing shall describe agreed upon policies and procedures between NW and Distributor governing the preparation, review and filing of sales materials. Distributor shall be responsible for filing such material, as required, with FINRA and any state securities regulatory authorities.

NW shall be responsible for:

•	filing and approval of all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities; and

•	the printing and expense of providing promotional, sales or advertising material.

d.
Resolution of Comments. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority described in Section 4(c), and shall cooperate expeditiously in resolving and implementing any comments, as applicable. Upon request, Distributor shall promptly furnish to NW copies of any letters from FINRA requesting changes in any promotional, sales, and advertising material used or to be used in connection with its distribution activities under this Agreement, and shall not, after receipt of such a letter, use such material until NW shall have approved (or re-approved, as applicable) their use in writing.

e.
Use in Solicitation Activities. NW shall be responsible for furnishing Distributor and Selling Firms with sufficient quantities of Applications, Prospectuses and other materials to assure an adequate supply for use by Distributor and Selling Firms in their distribution and solicitation activities with respect to the Contracts. Distributor shall not use, and shall take reasonable steps to ensure that Selling Firms do not use, any promotional, sales or advertising materials that have not been approved by NW. NW has the right to recall promotional, sales, and advertising material from use at any time by notice to Distributor. In the event NW chooses to recall any such materials, Distributor will immediately cease their use and destroy any unused material.

f.
Definitions. For purposes of this Agreement, the phrase "promotional, sales, and advertising material" includes advertisements, sales literature, correspondence and institutional sales material, as those terms are defined in the NASD Conduct Rules, and such other promotional materials that are agreed upon by the parties.

5.Compensation and Expenses

a.    NW shall pay such forms of compensation to Representatives and Selling Finns that are agreed upon by the parties, as paying agent on behalf of Distributor, and, in connection therewith, shall maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of Distributor.

b.	Except as otherwise agreed upon by the parties, NW shall reimburse Distributor for such costs and expenses that Distributor incurs in connection with the provision of distribution services hereunder.

c.	All expenses that relate to the preparation and filing of the Contracts, Registration Statements, and promotional, sales and advertising materials shall be borne by NW.

6. Compliance

a.	NW and Distributor are, and covenant that they shall remain, in compliance in all material respects with all applicable federal, state, and self-regulatory organization laws, rules and regulations.

b.
Maintaining Registration and Approvals. NW shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

c.
Confirmations and 1934 Act Compliance. NW, as agent for Distributor, shall prepare and disseminate to Contract purchasers transaction confirmations in accordance with policies and procedures that are agreed upon by the parties. Such policies and procedures shall be reasonably designed to achieve compliance with Rule 10b-10 under the 1934 Act and any other laws, rules and regulations that are applicable to the delivery of transaction information to Contract owners. NW, or its appointed designee, shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. NW, and its appointed designee, shall maintain, as agent for Distributor, such other books and records of Distributor pertaining to the offer and sale of the Contracts and required by the 1934 Act as may be mutually agreed upon by NW and Distributor, including but not limited to maintaining records of Representatives and of the payment of commissions and other payments or service fees to Representatives. NW and its appointed designee, shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are. NW acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, FINRA, and by all other regulatory bodies having jurisdiction over the Contracts or Distributor.

d.
Maintenance of Books and Records. To the extent NW employs electronic storage media in connection with books and records created, maintained and stored on behalf of Distributor, NW agrees to comply with the requirements set forth in Rule 17a-4(f)(3)(vii) and 17a-4(i) of the 1934 Act. With respect to any books and records maintained and preserved on behalf of Distributor, NW hereby undertakes to permit examination of books and records at any time or from time to time during business hours by representatives of the SEC or FINRA, and to promptly furnish to the SEC or F1NRA or its designee a true, correct, complete and current hard copy of any or all of any part of such books and records. Subject to Distributor's approval, NW reserves the right to delegate the duties set forth in this Section 6.d. to an affiliate or to a third party administrator.

e. Rule 38a-1 Compliance.

(1)
Distributor shall provide to NW its adopted written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act for review and approval by NW, as depositor for the Variable Accounts. Such written compliance policies and procedures: (i) shall be reasonably designed to prevent violations of the federal securities laws, as such laws are defined in Rule 38a-1 under the 1940 Act and relate to Distributor's duties under this Agreement as principal underwriter for the Contracts and the Variable Accounts; and (ii) shall include Distributor's policies and procedures with regard to compliance with the SEC's pricing rules for Variable Accounts, including but not limited to Rule 22c-1 under the 1940 Act, and with regard to NW's Disruptive Trading policy as that policy is disclosed in the Prospectuses for the Contracts (the "Rule 38a-1 policies and procedures").

(2)
Distributor and NW shall designate an individual as the Chief Compliance Officer for the Variable Accounts. In compliance with its policies and procedures, Distributor shall promptly provide the Chief Compliance Officer for the Variable Accounts with any material changes that have been made to Distributor's Rule 38a-1 policies and procedures. Distributor shall retain such written 38a-1 policies and procedures for the time periods required by Rule 38a-1.

(3)
Distributor agrees to cooperate with NW in its testing and annual review of Distributor's Rule 38a-1 under the 1940 Act's policies and procedures conducted by the Chief Compliance Officer for the Variable Accounts to determine the adequacy of Distributor's Rule 38a-1 policies and procedures and the effectiveness of their implementation (the "Annual Review") required thereof. Distributor also agrees to cooperate in any interim testing and reviews of Distributor's Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Chief

Compliance Officer for the Variable Accounts shall reasonably request from time to time.

(4)
Distributor shall provide NW with ongoing, direct, and immediate access to Distributor's compliance personnel and shall cooperate with the Compliance Officer for the Variable Accounts in carrying out NW's obligations under Rule 38a-1 to oversee the compliance program of Distributor.

(5)
Distributor shall promptly notify the Chief Compliance Officer for the Variable Accounts in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Distributor's 38a-1 policies and procedures and shall cooperate with NW in providing NW and the Chief Compliance Officer for the Variable Accounts with periodic and special reports with regard to the correction of any such Material Compliance Matter. A "Material Compliance Matter" has the same meaning as the term defined in Rule 38a-1, and includes any compliance matter that involves: (1) a violation of the federal securities laws by Distributor (or its officers, directors, employees, or agents); (2) a violation of Distributor's Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of Distributor's Rule 38a-1 policies and procedures.

(6)
Distributor (and anyone acting under the direction of Distributor) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Chief Compliance Officer for the Variable Accounts in the performance of her or his responsibilities under Rule 38a-1.

f.   Privacy. NW and Distributor hereby acknowledge and agree that they are subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations enacted by the SEC ("Regulation S-P"). The obligation of the parties under Regulation S-P shall include:

(1)
Privacy Notices. Any nonpublic personal information regarding "customers" or "consumers" of the parties, as those terms are defined in Regulation S-P, shall be shared between the parties and with others, only in accordance with the disclosures contained in the Privacy Notices that shall be provided by NW and Distributor to customers in accordance with the requirements of Regulation S-P.

(2)
System Safeguards on Customer Information. As required by Rule 30 under Regulation S-P, NW and Distributor shall adopt written policies and procedures that establish adequate administrative, technical and physical safeguards for the protection of customer records and information. These policies and procedures must be reasonably designed to: (i) ensure the security and confidentiality of customer records and information, (ii) protect against anticipated threats or hazards to the security and integrity of customer records and infolination, and (iii) protect against unauthorized access to or use of customer records or information. If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the parties, should afford customers or consumers greater protections or rights than those provided by the Regulation S-P or should impose greater obligations or restrictions on the parties ("Additional Privacy Laws"), the parties shall comply with the terms of such Additional Privacy Laws.

g.
Reports. Each party shall furnish or cause to be furnished to the other such reports as the party may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as applicable state insurance laws and any other applicable laws, rules and regulations.

h.
Issuance and Administration of Contracts. NW, or its appointed designee, shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, including all Contract owner communications, provided, however, that Distributor, and its designated Office(s) of Supervisory Jurisdiction and Branch Office(s) (the "Office(s)") shall have full responsibility for the securities activities of all persons employed by NW, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities. Subject to Distributor's approval, NW reserves the right to delegate its duties set forth in this Section 6.h to a third party administrator.

i.
Anti-Money Laundering Compliance. The parties represent and warrant that they have implemented compliance programs that are reasonably designed to comply with the Bank Secrecy Act and with the US Department of Treasury's Office of Foreign Assets Control rules and regulations. The parties agree to file appropriate notices under section 3 I4(b) of the Patriot Act. Further, if any party becomes aware of circumstances that must be reported as a suspicious transaction under applicable regulations, such party shall make commercially reasonable efforts to provide information regarding those circumstances to the other parties, unless otherwise prohibited by law.

7.    Investigations and Proceedings

a.   Consultation and Cooperation. Distributor and NW shall cooperate fully in any securities or insurance regulatory investigation, proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, NW and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts. In addition, Distributor agrees to furnish regulatory authorities with any information or reports in connection with the services it provides under this Agreement that may be requested in order to ascertain whether the operations of NW, Distributor or the Variable Accounts are being conducted in a manner consistent with applicable laws and regulations. Distributor further agrees to comply with the reporting requirements imposed by NASD Conduct Rule 3070 with regard to sales of the Contracts and the activities of Representatives.

b.  Customer Complaints. Distributor and NW shall cooperate fully in responding to any customer complaints and shall promptly provide to each other copies of all written customer complaints that are received concerning or related to Contracts, NW, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. Upon receipt, NW shall promptly provide to Distributor a copy of all customer correspondence received by NW concerning or related to the Contracts, NW, Distributor, or its Representatives, in connection with any Contract sold under this Agreement or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder so that Distributor may review such correspondence and determine whether it constitutes a "complaint." Distributor shall timely provide information as needed to enable NW to respond to such complaints, or shall itself respond to any such complaints if, as Distributor shall determine, such response is required by federal or state securities laws or NASD Rules. Without limiting the foregoing, NW agrees to immediately notify Distributor if persons appointed with NW to sell Contracts are the subject of any written customer complaint involving allegations of theft, forgery or misappropriation of funds or securities, or are the subject of any claim for damages by a customer, broker, or dealer that is settled for an amount exceeding $15,000, or for such other amount as Distributor may request from time to time. NW further agrees to immediately notify Distributor if such appointed persons are the subject of such other occurances or events that Distributor has identified in writing to NW as occurences or events for which Distributor is required to provide notice to FINRA in accordance with applicable NASD Rules.

8. Indemnification

a.  By NW. NW shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any NASD Rule or interpetation, or any SEC rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1)
arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in (i) any Registration Statement or in any Prospectus required to be filed by NW, (ii) any state blue-sky application or (iii) any other document executed by NW specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; provided that NW shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to NW by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or in any Prospectus required to be filed by NW; or

(2)	result from any breach by NW of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that NW may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, negligence or reckless disregard of duty by the person seeking indemnification.

b.  By Distributor. Distributor shall indemnify and hold harmless NW and each person who controls or is associated with NW within the meaning of such terms under the federal securities laws, and any officer, director, employee of NW or agent of the foregoing, against any and all joint or several losses, claims, damages or liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which NW and/or any such person may become subject under any statute or regulation, any NASD Rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

    Prospectus required to be filed by NW; (ii) any state blue-sky application or (iii) any other document executed by NW specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction. In each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to NW specifically for use in the preparation of any such Registration Statement or any such state blue-sky application or any amendment thereof or supplement thereto, or in any Prospectus required to be filed by NW;

(2)
result because of any use by Distributor or its Representatives of promotional, sales or advertising material not authorized by NW or any verbal or written misrepresentations by Distributor or its Representative or any unlawful sales practices concerning the Contracts by Distributor or its Representatives under federal securities laws or NASD Rules;

(3)	result from any breach by Distributor of any provision of this Agreement; or

(4)	result from Distributor's own misconduct or negligence.

This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, negligence or reckless disregard of duty by the person seeking indemnification.

c.   General. Promptly after receipt by a party entitled to indemnification ("indemnified person") under this Section 8 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 8 ("indemnifying party"), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 8. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending herself, himself or itself.

The indemnification provisions contained in this Section 8 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or NW, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 8.

9. Termination

This Agreement shall terminate automatically if it is assigned by Distributor or NW without the prior written consent of the other party. This Agreement may be terminated at any time for any reason or for no reason by either party upon 60 days' written notice to the other party, without payment of any penalty. (The term "assigned" as used in this Section 9 shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 30 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement, all authorizations, rights and obligations under this Agreement shall cease except the following: (1) the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by NW prior to termination; and (2) the agreements contained in Sections 3.d.(4), 5, 6, 7, 8, 10.g and 10.h of this Agreement.

10. Miscellaneous

a.
Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

b.
Rights, Remedies, etc, are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

c.	Notices. All notices hereunder are to be made in writing and shall be given:

if to NW, to:

President
Nationwide Life Insurance Company of America
One Nationwide Plaza

Columbus, Ohio 43215

if to Distributor, to:

President
1717 Capital Management Company One Nationwide Plaza
Columbus, Ohio 43215

or such other address as such party may hereafter specify in writing.

Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery. Failure to provide written notice shall not constitute a defense to any action unless the party who did not receive written notice was materially prejudiced thereby.

d.
Interpretation; Jurisdiction. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio regardless of the location of its execution or performance. All questions concerning its validity, construction or otherwise shall be determined under the laws of Ohio without giving effect to principles of conflict of laws.

e.
Severability. This is a severable Agreement. In the event any provision of this Agreement requires a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

f.	Confidentiality. i. Confidentiality Obligation.

The parties covenant and agree they will not at any time during or after the ten-nination of this Agreement, reveal, divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information. The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns.

    ii. Confidential Information.

A.
As used herein, "Confidential Information" shall include, but not be limited to, information about Applicants for or purchasers of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning "consumers" or "customers" as described in Section 6.h herein, or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the "confidential information") used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement.

B.
"Confidential information" shall not include any information: (i) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain; (v) that was or is developed by means independent of information provided by a party or its affiliates. However, this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a party is a member, except that no such disclosure shall be made sooner (unless otherwise compelled) than five business days after a party's written receipt of such an order. The party receiving such an order shall promptly notify the other parties of the order.

iii. Customer Information.

           A. As used herein, "Customer Information" means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated there under.

       B. Notwithstanding Section 10.g.i., entitled "Confidentiality Obligation," the parties understand and agree that customer information is jointly owned by both parties. Each party may use customer information to their own benefit and may disclose it to third parties and/or the affiliates of each party, as permitted by all applicable laws and pursuant to Section 61., entitled "Privacy."

g.
Unauthorized Access to Confidential Information. In the event either party knows or suspects that confidential information has been subject to unauthorized access, that party shall notify the other party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.

h.
Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act, the 1940 Act and the Regulations, NASD Rules and state laws and regulations, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

                                                                    NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

                                                                         By:    /s/PETER A. GOLATO
                                                                         Name: Peter A. Golato
                                                                        Title:    President

                                                                        NATIONWIDE LIFE AND ANNUITYCOMPANY OF AMERICA

                                                                         By:   /s/PETER A. GOLATO
                                                                         Name: Peter A. Golato
                                                                        Title:  President

                                                                        1717 Capital Management Company

                                                                         By: /s/MICHAEL A. HAMILTON
                                                                         Name:Michael A. Hamilton
                                                                        Title: President